Exhibit 99.1

ATN International, Inc. Appoints New Chief Executive Officer

Beverly, MA (April 7, 2026) – ATN International, Inc. (“ATN” or the “Company”) (Nasdaq: ATNI), a leading provider of digital infrastructure and communications services, today announced its Board of Directors has appointed Naji Khoury as President and Chief Executive Officer, effective April 20, 2026.

Mr. Khoury succeeds Brad Martin, who is stepping down as Chief Executive Officer and member of the Company’s Board of Directors and will remain in an advisory capacity through the end of May 2026 to support a smooth transition.

Mr. Khoury is an industry leader with nearly 30 years of experience in the telecommunications sector. Prior to joining ATN, he spent 14 years at Liberty Communications Puerto Rico, including the last six years as Chief Executive Officer, where he oversaw operations in Puerto Rico and the U.S. Virgin Islands, significantly scaling the business through organic growth initiatives and acquisitions. Earlier in his career, Mr. Khoury held senior leadership roles at Centennial Communications, a fixed and mobile carrier, and GE Capital Services within its Spacenet subsidiary, a provider of satellite-based services.

“Naji brings deep industry expertise and a proven track record in leadership, strategy, and operational execution,” said Michael Prior, ATN’s Executive Chairman. “We are pleased to welcome him to ATN – his extensive experience in the telecommunications industry and Caribbean markets positions us well for our next phase of growth and value creation. His background and strategic vision make him well-suited to build on our recent network investments and strategic positioning to deliver long-term value for our customers, employees, and stockholders.”

“I’m honored to serve as ATN’s next Chief Executive Officer,” said Mr. Khoury. “ATN has a strong portfolio of telecommunications businesses and an experienced team. I look forward to advancing our strategic priorities and serving our customers and communities.”

Mr. Prior concluded, “On behalf of the Board, I want to thank Brad for his leadership and many contributions during his tenure. Under his guidance, ATN strengthened its operational processes and made significant investments in expanding and upgrading our fiber networks.  He leaves the Company with a strong foundation for the future, and we wish him continued success.”

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About ATN

ATN International, Inc. (Nasdaq: ATNI), headquartered in Beverly, Massachusetts, is a leading provider of digital infrastructure and communications services for all. The Company operates in the United States and internationally, including the Caribbean region, with a focus on rural and remote markets with a growing demand for infrastructure investments. The Company’s operating subsidiaries today primarily provide: (i) advanced wireless and wireline connectivity to residential, business, and government customers, including a range of high-speed Internet and data services, fixed and mobile wireless solutions, and video and voice services; and (ii) carrier and enterprise communications services, such as terrestrial and submarine fiber optic transport, and communications tower facilities. For more information, please visit www.atni.com.

Cautionary Language Concerning Forward-Looking Statements

This press release contains forward-looking statements relating to, among other matters, the appointment of the Company’s Chief Executive Officer, the transition of leadership responsibilities, as well as the Company’s business goals and objectives and expectations regarding the Company’s future performance.  These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results. Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1) the general performance of the Company’s operations, including operating margins, revenues, capital expenditures; (2) the loss of, or an inability to recruit and retain, skilled personnel in the Company’s various operations, including key members of management; (3) the Company’s ability to realize expansion plans for its markets; (4) the impact (if any) of geopolitical instability and U.S. military presence in the Caribbean; (5) government regulation of the Company’s businesses, which may impact the Company’s telecommunications licenses, the Company’s revenue and the Company’s operating costs; (6) the Company’s ability to efficiently and cost-effectively upgrade the Company’s networks and information technology platforms to address rapid and significant technological changes in the telecommunications industry; (7) the Company’s continued access to capital and credit markets on terms it deems favorable; (8) ongoing risk of an economic downturn, political, geopolitical and other risks and opportunities facing the Company’s operations; (9) the Company’s ability to find investment or acquisition or disposition opportunities that fit the strategic goals of the Company; (10) the occurrence of weather events and natural catastrophes and the Company’s ability to secure the appropriate level of insurance coverage for these assets; and (11) increased competition. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (“SEC”) on March 16, 2026, and the other reports the Company files from time to time with the SEC. The Company undertakes no obligation and has no intention to update these forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors that may affect such forward-looking statements, except as required by applicable law.

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Investor Relations Contacts

Michele Satrowsky	Kelley Buchhorn
SVP, Head of IR & Treasury	Managing Director
ATN International, Inc.	Three Part Advisors, LLC
IR@atni.com	kbuchhorn@threepa.com

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